UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2006

Duska Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33023	86-0982792
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 660-6690

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 6, 2006, and as previously reported on its Current Report on Form 8-K filed on March 9, 2006, Duska Therapeutics, Inc. (the “Company”) entered into subscription agreements with accredited investors providing for the purchase of an aggregate $2,000,000 of its common stock in connection with a private placement (the “Private Placement”). The Private Placement provided for the sale of up to 8,000,000 shares of the Company’s common stock at $0.25 per share. The investors placed funds or checks representing an aggregate of $2,000,000 with an escrow agent (the “Escrowed Funds”) and the Escrowed Funds were to be released to the Company if and when a registration statement covering the resale of such shares was declared effective by the Securities and Exchange Commission (“SEC”). Such registration statement on Form SB-2/A was declared effective by the SEC on April 19, 2006 and the Company sought to close the Private Placement and have the funds released from escrow.

Payments received from Private Placement subscribers to 4,000,000 shares, for a commitment of $1,000,000, did not clear and, as a result, the Company offered those subscribers whose payments were received the option to rescind their subscriptions and receive refunds of their payments. Subscribers for 3,480,000 shares in the amount of $870,000 notified the Company of their decision to rescind their subscriptions (the “Rescinding Subscribers”). As a result, when the Company receives the Rescinding Subscribers’ stock certificates, $870,000 of the Escrowed Funds will be returned to the Rescinding Subscribers.

After returning the applicable Escrowed Funds to the Rescinding Subscribers, the Company issued 520,000 shares of common stock and raised $130,000 in proceeds from the Private Placement.

Item 3.02. Unregistered Sales of Equity Securities.

The information reported in Item 1.01 of this Report is hereby incorporated by reference. The common stock was offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, which exemption is based upon in part the accuracy of the representations and warranties made by the subscribers in the Private Placement.

Item 8.01. Other Events.

In connection with the option to rescind subscriptions to the Private Placement, the Company provided the Private Placement subscribers with a letter containing the following information constituting material updates to the Company’s business:

Update of the ATPace™ Product Development Plan

The rate of patient enrollment in our ATPace™ Phase II trial to date has been slower than we had originally anticipated. Therefore, we have temporarily suspended the enrollment of patients into the trial, effective as of March 27, 2006, and as we announced in the Company’s most recent Annual Report on Form 10-KSB, we have considered revising aspects of the trial protocol, the addition of sites outside of the U.S., as well as alternative strategies. Accordingly, we asked our Clinical Research Organization (CRO) to assess the feasibility of filing for New Drug Application (NDA) for ATPace™ as a therapeutic drug for the acute management of proxysmal supraventricular tachycardia under section 505(b)(2) of the FDA. Following an in-depth analysis, the CRO has just notified us that “505(b)(2) application is a potential route to approval, however, only under certain conditions”. Together with the CRO, a program has been designed for meeting these conditions as specified by the CRO. Duska has already taken the preliminary steps in implementing this program.

Update of the Potential Applications for Our Technology

As we disclosed in our most recent Annual Report on Form 10-KSB, in addition to our current and proposed product candidates that are in various stages of active development, we have a pipeline of potential diagnostic and therapeutic agents based on the modulation of the cellular mechanisms controlled by P2 receptors, which regulate cellular function, referred to as P2R signal transduction.

These applications include Aspirex™, a drug that induces airway spasms and cough that can be used as a clinical tool for the differential diagnosis between COPD and asthma, as well as monitoring the efficacy of a given therapy in the management of patients with these diseases.

The Company has recently offered an internationally recognized leader in the field of clinical bronchoprovocation (challenging the airways) the position of Clinical Director of the Aspirex™ development program. This clinician has favorably considered our invitation; if and when this clinician joins Duska’s team, the company intends to approach the FDA with its proposed development pathway for Aspirex™ in preparation for the submission of an IND application.

We continue to have discussions with several big pharmaceutical companies regarding potential collaboration in the development of Vagonixen™ and Ocuprene™.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSKA THERAPEUTICS, INC.

By:	/s/ Amir Pelleg, Ph.D.
Amir Pelleg, Ph.D.
President

Dated: June 26, 2006